Exhibit 10.1

NOVEMBER 16, 2016

PAUL F. LIDSKY

18715 — 24TH AVENUE NORTH

PLYMOUTH, MINNESOTA 55447

Re:          Retention Bonus and Consulting Agreement

Dear Paul:

As you are aware, Datalink Corporation, a Minnesota corporation (“Datalink”), has entered into an Agreement and Plan of Merger with Insight Enterprises, Inc., a Delaware corporation (“Insight”), and certain other parties (the “Merger Agreement”), pursuant to which Datalink will be acquired by, and will become a wholly-owned subsidiary of, Insight (the “Merger”).  Although Insight has informed Datalink that your employment with Datalink, Insight or any of their related subsidiaries will terminate effective on the closing date of the Merger (the “Closing Date”), because of your great service and contributions, Datalink has determined that it is in its best interests to offer you a cash-based incentive to continue to provide services to Datalink as a consultant following the Closing Date according to the terms included in this letter agreement (“Letter Agreement”).   In this regard, the purpose of this Letter Agreement is to confirm the terms of your separation from employment with Datalink and advise you that, contingent on your providing consulting services through the earlier of (i) sixty (60) calendar days immediately following the Closing Date (the “Retention Date”) or (ii) the date Datalink terminates your consulting relationship for any reason other than Cause (as defined in Section 6 below) before the Retention Date, you will be eligible to receive a Retention Bonus or a Consulting Separation Payment, subject to the terms and conditions set forth below.

1.             Termination from Employment with Datalink. Contingent on the Closing, your employment with Datalink will terminate effective as of the Closing Date.  Such termination of your employment will be a termination of your employment by Datalink in connection with a Change of Control as provided in Section 5(e) of your employment agreement with Datalink dated July 20, 2009, as amended on January 17, 2011 (your “Employment Agreement”), and therefore you will be entitled to receive the various payments and severance benefits outlined in Section 5(e) of your Employment Agreement (“Severance Benefits”).  For avoidance of doubt, Datalink hereby confirms that the payments you shall be entitled to receive under your Employment Agreement as a result of the termination of your employment as of the Closing Date shall include: (i) any Base Salary accrued through the Closing Date and reimbursement of all of your business expenses, (ii) your earned, but unpaid Annual Bonus for 2016, which Datalink hereby agrees shall be $546,000.00, to be paid to you no later than the earlier of the Closing Date or the date on which 2016 annual bonuses are otherwise paid to Datalink employees, (iii) a single lump sum of $819,000.00, which equals 1.5 times your current annual base salary, and (iv) the COBRA continuation benefits described in Section 5(e) of your Employment Agreement, and that the amounts described in (iii) and (iv) above will be paid to you in accordance with the terms of your Employment Agreement. You acknowledge that the Severance Benefits shall constitute full satisfaction of all separation or severance benefits you are entitled to receive in connection with the termination of your employment as contemplated by this Letter Agreement.

2.             Consulting Services.  Provided the Closing occurs, and in exchange for the consideration you are eligible to receive under this Letter Agreement, following the Closing Date you will remain reasonably available to provide consulting services related to assisting Datalink and its subsidiaries with the smooth transition of its business, with respect to both Datalink’s and its subsidiaries’ employees and customers, to Insight (the “Consulting Services”).  You will perform the Consulting Services as an independent contractor from the Closing Date through the earlier of the Retention Date or the date this Letter Agreement is terminated as provided in Section 6 below (the “Consulting Period”).  During the Consulting Period, you will not be an employee of Datalink, Insight or any of their related subsidiaries and will not be entitled to any compensation or benefits provided to employees of Datalink, Insight or any of their related subsidiaries.

3.             Retention Bonus.  If you continue to provide the Consulting Services for Datalink, Insight or any of their related subsidiaries through the Retention Date, and, if you execute and do not revoke the release described in Section 12 below, you will be entitled to receive a retention bonus in the amount of $200,000 (“Retention Bonus”).

4.             Consulting Separation Payment.  If the Consulting Period is terminated by Datalink, Insight or any of their related subsidiaries without Cause (as defined in Section 6 below) before the Retention Date, and, if you execute and do not revoke the release described in Section 12 below, you will be entitled to receive the amount of $200,000 (“Consulting Separation Payment”) but will not be eligible to also receive the Retention Bonus.

5.             Payment of Retention Bonus or Consulting Separation Payment. Provided that the release in Section 12 becomes effective, the applicable Retention Bonus or Consulting Separation Payment will be paid to you in a single lump sum cash payment no later than sixty-five (65) calendar days after the Retention Date, provided that if such sixty-five (65)-day period spans two calendar years, the Retention Bonus or Consulting Separation Payment (as applicable) will be paid in the second calendar year.  Neither the Retention Bonus nor the Consulting Separation Payment will be subject to any withholding.

6.             Termination.  In the event that Datalink, Insight or any of their related subsidiaries involuntarily terminates the Consulting Period without Cause (as defined below) prior to the Retention Date, then you will be entitled to receive the Consulting Separation Payment as described in Section 4.  If the Consulting Period is terminated before the Retention Date, either (i) by you for any reason or for no reason, with or without notice, or (ii) by Datalink, Insight or any of their related subsidiaries for Cause (as defined below), then you will not be eligible for the Retention Bonus or the Consulting Separation Payment.  For purposes of this Letter Agreement, “Cause” is defined as:

a.     Commission by you of a felony or another crime involving moral turpitude, or the commission by you of any other act or omission involving dishonesty, disloyalty or fraud with respect to Datalink or any of its subsidiaries or their customers or suppliers;

b.     You performing the Consulting Services under the influence of alcohol or illegal drugs, your use of illegal drugs (whether or not in the workplace), or other conduct by you causing Insight or any of its subsidiaries substantial public disgrace or disrepute or economic harm;

c.     Substantial or repeated failure by you to perform the Consulting Services as reasonably directed by Datalink after verbal or written notice of your failure to perform, which notice may be informal;

d.     Your violation of any of the policies and guidelines for Datalink and its subsidiaries, including, without limitation, those relating to conflicts of interest, ethical practices, trade regulation, payment and procurement policies, legal compliance, employment discrimination, and harassment;

e.     Any breach or other violation by you of any agreement between you and Datalink or any of its subsidiaries, including any confidentiality, non-solicitation or any other restrictive covenant agreements; or

f.     Gross negligence or willful misconduct by you with respect to Datalink or any of its subsidiaries.

7.             Governing Law. The provisions of this Letter Agreement shall be construed and interpreted according to the laws of the State of Minnesota without regard to conflict of law principles.

8.             Severability; Entire Agreement; Amendment. If any provision of this Letter Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.  You acknowledge and agree that this Letter Agreement and your Employment Agreement constitutes the entire agreement between you and Datalink with respect to the subject matter hereof.  For avoidance of doubt, the Letter Agreement is not intended to, and does not, modify any of the terms of your Employment Agreement, including any of your rights to the Severance Benefits, which remains in full force and effect in accordance with its terms.  This Letter Agreement may not be modified, altered or changed except by a written agreement signed by you and Datalink or its successor.

9.             Confidentiality.  You agree that all confidential and/or proprietary information of Datalink and Insight following the Closing, as well as the terms of this Letter Agreement, the Merger Agreement and the other agreements contemplated thereby (collectively, “Confidential Information”), shall be kept confidential by you and shall not be used by you for any purpose; provided, however, that you may disclose the terms of this Letter Agreement only (but not any other Confidential Information) to your spouse, domestic partner, tax preparer or advisor, or attorney (each of whom shall be advised by the undersigned of this confidentiality obligation) in each case, on a need to know basis and who agree to treat such information confidentially.  If you disclose any of the terms of this Letter Agreement or any other Confidential Information to any third party, other than in accordance with the preceding sentence, you shall be in breach of this Letter Agreement and the Retention Bonus or Consulting Separation Payment shall not be payable to you. In the event any Retention Bonus or Consulting Separation Payment has already been paid to you, in addition to any other remedies available under applicable law, Datalink may seek the return of the Retention Bonus or Consulting Separation Payment through appropriate legal action.  Nothing in this Letter Agreement shall be construed to limit, impede or impair your rights or obligation to report any illegal, improper, or other inappropriate conduct to any government agency regarding matters that are within the jurisdiction of such agency if you are required by law to report such matters to such agency.

10.          Section 409A Compliance.  It is intended that this Letter Agreement and the Retention Bonus or Consulting Separation Payment, if any, due pursuant to this Letter Agreement qualify for the “short-term deferral exception” to Section 409A of the Internal Revenue Code and each provision of this Letter Agreement shall be interpreted in a manner consistent with this intent.  Nevertheless, Datalink cannot, and does not, guarantee any particular tax effect or treatment of the amounts due, if any under this Letter Agreement.  Each payment in a series of payments under this Letter Agreement shall be deemed to be a separate payment for purposes of Section 409A.  This Letter Agreement shall be administered in accordance with Section 409A or an exception thereto, and each provision of this Letter Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto.

11.          Successors and Assigns.  This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  You may not assign your rights or obligations hereunder without prior written consent of Datalink.

12.          Release.  As a condition to the receipt of the Retention Bonus or Consulting Separation Payment, Datalink or its successor requires that you execute, and not revoke, a release agreement in form and substance satisfactory to Datalink or its successor. The release will be provided to you prior to, or shortly following, the applicable Retention Date or termination of the Consulting Period, and must be executed by you within any consideration period that may be described in the release and not revoked by you within any revocation period that may be described in the release.  If any such release is not signed and returned during any identified consideration period, or if the release is revoked, neither the Retention Bonus nor Consulting Separation Payment will be paid to you.

If you accept the terms of this Letter Agreement, please return a signed copy of this Letter Agreement to me no later than November 22, 2016.  If you have any questions in the meantime, please feel free to contact Chief Financial Officer.

Datalink Corporation

	By:	/s/ Greg Barnum

		Its:	CFO

/s/ Paul Lidsky			Date:	11/16/16
Paul Lidsky